HMS HOLDINGS CORP.

Moderator: Robert Holster

June 23, 2006

2:00 pm ET

Operator:

Good afternoon. My name is (Taylor) and I will be your conference operator today. At this time, I would like to welcome everyone to the HMS Holdings conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star, then the number 1 on your telephone keypad. If you would like to withdraw your question, press star, then the number 2 on your telephone keypad.

I would now like to turn the call over to Bob Holster, Chief Executive Officer. Please go ahead.

Robert Holster:	Good afternoon and thank you for joining the call. I’ll be speaking to you today along with Bill Lucia, our President and Chief Operating Officer, and Tom Archbold, our Chief Financial Officer.

We’ll be making forward-looking statements in the course of this call, so please refer to the list of forward-looking qualifiers included in yesterday’s press release. This conference call is open on a listen-only basis to individual investors and interested parties.

We’re here today to comment on HMS’ acquisition of Public Consulting Group’s Benefit Solutions Practice Area but before we get into the specifics of the transaction, I’d like to talk about how it fits within our strategic framework.

As you know, we’re in the business of cost containment for government healthcare programs and our strategic agenda for addressing our market has three primary components; first, we want to continue to expand our base in the State Medicaid Agency Fee for Service programs that will provide approximately 80% of our revenue this year.

Second, we want to migrate our services to the Medicaid HMOs that now serve almost half of the 44 million lives in Medicaid. Ultimately, we expect to use our Medicaid Managed Care track record to bridge to Medicare Advantage and Part D plans that now enroll almost half of Medicare recipients.

This has been our plan for some time now and it has been working. Our core business revenue grew at a 23% rate in the first quarter; we believe that we’re on track for growth in the 15% to 17% range for the second quarter and full year on a pre-acquisition basis, consistent with the guidance we had previously issued. We continue to add Medicaid Managed Care plans at a steady rate and now have agreements with 7 of the 10 largest.

Earlier this year, we indicated that we were beginning to look at potential acquisition candidates as a vehicle for expanding our services and customer base, accelerating our growth, and putting our excess cash to work. We’ve evaluated quite a few alternatives in the last six months, but from the start of the process, we’re most interested in the Public Consulting Group’s Benefit Solutions Practice Area, which I’m going to refer to in shorthand as BSPA.

First, BSPA offers services that significantly expand the breadth of our cost containment theme, with particular strengths in insurance verification, medical support enforcement, and recovery audit.

Second, BSPA expands our customer footprint in an important way, adding the Veteran’s Administration, The Centers for Medicare and Medicaid Services, CMS, and a number of child support and Medicaid agencies to our customer roster.

Just as important to us as the services and clients, BSPA has 200 professional staff with cost containment subject matter expertise, and a talented entrepreneurial senior management cadre that will neatly complement the team at HMS.

And finally, we’re pleased that we have a long-term investor and business partner in the Public Consulting Group with whom we’re entering into a formal teaming relationship. PCG offers a broad range of services to government that relate closely to our specialties and we believe the teaming will expand the number of opportunities available to both firms.

I’m now going to ask Tom Archbold to take us through the specifics of the transaction and how we plan to pay for it.

Thomas Archbold:

Thanks, Bob. We have signed an Agreement with Public Consulting Group -- PCG -- for HMS to acquire the assets of PCG’s Benefit Solutions Practice Area which I will refer to as BSPA for $80 million in cash, two million and sixteen thousand shares of Holdings common stock, and a contingent cash payment of up to $15 million if certain revenue targets are met for the 12 months ending June 30, 2007.

The number of shares of Holdings common stock issuable at closing is subject to reduction if the average per share closing price of the common stock for the 20 trading days preceding the closing is greater than $9.92.

The closing of the transaction is subject to the usual conditions, including that there will be no material adverse effect to the acquired business and our ability to obtain financing. We will now continue to perform due diligence and the Agreement provides the deal pricing adjustments if certain agreed-to targets, including revenue and net tangible assets, do not survive the due diligence process.

On June 22, 2006, we entered into a Commitment Letter of Agreement with JP Morgan Chase Bank to provide a revolving credit facility of $25 million and a term loan facility of $40 million in connection with the acquisition. The commitment is subject to customary conditions for financings of this type.

The interest rate on loans on both the term loan and the revolver will bear interest at LIBOR plus a floating rate based upon the EBITDA generated by the business, although we expect that it will be initially set at 150 basis points over LIBOR. The term loan portion of the Agreement will require $8 million of amortization per year and the revolver has a five-year term.

The BSPA Group at PCG has functioned as a separate practice area within PCG but had never had separately audited financial statements prepared. SEC rules will require us to file three years of audited financial statements for BSPA and these financial statements will need to be carved out of PCG and audited. PCG’s fiscal year-end is June 30th and we anticipate that the three-year audited financial statements will be completed around August 31, 2006.

At acquisition, we will have to estimate the fair value of the net assets acquired of BSPA. Substantially all of the purchase price will be attributable to intangible assets, including contracts, not to compete, and other intangibles, including goodwill. Each of these intangibles will have varying lives and amortizations, so at this point, we are unable to tell you what the annual amortization expense will be post-acquisition date.

We have engaged the valuation practice of a big four accounting firm to assist us in this process and we anticipate that at closing we’ll be able to arrive at some detail as to the composition of intangible assets and the related amortization expense.

Robert Holster:

Thank you, Tom. Let me give you a sense of what to expect from this union to the extent I can at this time. To begin with, BSPA has historical growth rates and margins similar to those of HMS. Like HMS, they’re project-oriented, with fairly lumpy quarterly revenue, although the simple increase in the number of projects that the combined entities will be performing will result in some smoothing of the business.

BSPA expects to do approximately $46 million in revenue for their fiscal year ended June 30, 2006. As we indicated in the press release, we expect this transaction to be accretive in 2007.

Given the uncertainty of the company’s intangible amortization in the near-term, we aren’t yet prepared to discuss how HMSY will be affected for the four months immediately following our expected close on August 31.

In summary, we believe that the acquisition of BSPA represents an important strategic step for HMS and, ultimately, will offer a wide range of marketing and operational synergies as we continue down that strategic path for Medicaid Fee For Service agencies to Medicaid and Medicare Managed Care organizations.

In the near-term, we face the substantial task in integrating a business that is three-quarters of the size HMS was entering 2006. And as we execute that task, our primary focus will be on ensuring uninterrupted delivery of quality services to our combined customer base. At our second quarter conference call, which will take place in the first week of August, we’ll give you a progress report.

Thank you and we’re now open to any questions that you may have.

Operator:	At this time, I would like to remind everyone, in order to ask a question, please press star, then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Charlie Strauzer of CJS Securities.

Charlie Strauzer:	Hey, good afternoon, Bob.

Robert Holster:	Hi, Charlie.

Charlie Strauzer:

Just a quick question. If I’m looking at the transaction and you’re buying basically the piece of PCG that is in the same area as - or, you know, mostly the same areas that you’re in, what’s the rationale for buying just that piece versus the entire PCG business and what are the pieces of the PCG that are going to be remaining that’s on their side?

Robert Holster:

Well, the rationale is that it was - is the component of PCG that related most closely to our subject matter expertise and our strategic interest. I can’t - I really can’t comment on the specifics of PCG’s business other to say that it’s a broad-based consulting business offering a number of services primarily to government entities.

Charlie Strauzer:	Yeah, but the remaining pieces is it fair to say are not really in competition with what you do currently, right?

Robert Holster:	They are not in competition; a number of them are in fact complementary and one of the rationales for entering into a teaming agreement was that that was the case.

Charlie Strauzer:	Got it. And then Tom, just - I know you said 150 basis points over LIBOR currently, what’s the - what does that translate to - in the kind of effective interest rate?

Thomas Archbold:	It will be - you know, it will vary because it will be priced when we close but today it’s around 7%.

Charlie Strauzer:	Got it. Okay, thank you very much.

Operator:	Your next question comes from J. Hingorani of Thompson Davis & Company.

J. Hingorani:	Yeah, how are you doing? Assuming the close price of yesterday and the revenue targets are met and so on, this roughly looks like about two and a half times their fiscal ’06 revenues. Am I correct?

Robert Holster:	That’s roughly correct, yes.

J. Hingorani:

Okay. And then real quick, just to go over this, you mentioned that PCG now becomes a partner. What other areas would you partner with the remainder of PCG? Are they now going to kind of come to you guys when they bid - or are they going to bid on similar contracts? I don’t understand what that relationship is. I apologize, I got on the call a little late, so...

Robert Holster:

Oh. In a teaming relationship, which is a fairly customary thing for an organization like our own and an organization like PCG’s, when you receive a request for a proposal, you evaluate the opportunity and you determine what the line-up of resources necessary to address the request is. We anticipate that more than rarely we’re going to see situations in which our cost containment expertise could be coupled with PCG’s revenue maximization or IT consulting expertise.

J. Hingorani:	And you’re not talking outside the healthcare area?

Robert Holster:	As regards HMS, I’m not talking outside the healthcare area.

J. Hingorani:

Okay. And then one more thing, with regard to the Medicare/Medicaid Managed Care base that HMS has been targeting and building, you know, all through last year and now it’s kind of focusing on going forward, what does PCG bring to the table with that? Do they have any kind of play there at all?

Robert Holster:	They have a number of significant clients in the Medicaid MCO world that will be added to the combined roster.

J. Hingorani:	And if - just as long as I have this right in my head and maybe I don’t, we’re talking about the roughly 75 of organizations out there that you guys are targeting together?

Robert Holster:	Oh, I think that in earlier discussions, I’ve indicated that there are about 75 HMOs...

J. Hingorani:	Uh-huh.

Robert Holster:	...with more than 75,000 lives.

J. Hingorani:	Right.

Robert Holster:	And I had indicated that that was a target market in the MCO world for the bundle of services that we offer.

J. Hingorani:	So now the combined entities will go after that and they already have some of those and you have some.

Robert Holster:	Yes.

J. Hingorani:	Can you refresh my memory as of the last quarter, how many did you say you had already signed up, was it 15 or was it greater than that?

Robert Holster:	No. We had - as of the end of the last quarter, the number was 12, and I believe today it’s around 14.

J. Hingorani:	Fourteen; okay, very good. All right. Great. I’ll back in queue. Thanks.

Robert Holster:	You’re welcome.

Operator:	Your next question comes from Nancy Weaver from Stephens.

Nancy Weaver:	Hello. Can you hear me?

Robert Holster:	Yep. Hi, Nancy.

Nancy Weaver:

Hey. When we kind of think through the $15 million component, you know, hitting revenue targets, if I kind of think about your combined ability to produce internally generated cash kind of the next 12 months, could you fund a significant portion of that from internally generated cash?

Robert Holster:	We believe that it is likely we will fund it from internally generated cash.

Nancy Weaver:	Thanks a lot. Thank you.

Robert Holster:	You’re welcome.

Operator:	Your next question comes from Bob Anderson of CAT Partners.

Bob Anderson:	Hi, guys. Can you hear me?

Robert Holster:	Hi, Bob.

Bob Anderson:

How are you? Just - I’d love to review these two questions, first of all, is your current number of states under contract and theirs? And then also wondering if there is any kind of risk that a state would have a strict two-vendor policy or something like that that would cause them to look outside of these two companies for someone else?

Robert Holster:	In combination, we have a number of states that’s somewhere in the high 30s...

Bob Anderson:	Okay.

Robert Holster:

...because a number of states employ both BSPA and HMS services. Might we inspire a state to look for other sources of services, certainly, and we anticipate that as the cost containment business niche in general becomes larger and more visible, that it will attract plenty of competition.

Bob Anderson:

Right. So how are you going to kind of re - or proactively prevent, you know, a state that had both you and them from looking elsewhere? Is there anything that you can do to try to keep, you know, both pieces of business within your reach versus, you know, losing some of it?

Robert Holster:

State business is awarded under - generally under requests for proposal control and strict procurement rules, so the states will be looking for competitive alternatives and they’ll choose the best alternatives that are available to them. We’ll try to make sure that our proposals reflect the best of the combined organizations and trust that that will be sufficient.

Bob Anderson:	Great. Thanks. One more question, did you - the approximate $100 to $115 million purchase price, am I correct in hearing that you said most of that is going to be allocated to the intangibles?

Thomas Archbold:	Yeah, that’s true. It’s a relatively small amount of tangible assets that are directly involved in this business.

Bob Anderson:	Okay. What - would those be kind of their data centers similar to your data centers?

Thomas Archbold:	It would be a combination of accounts receivable, you know, and PC servers, those kind of things.

Bob Anderson:	Where is the physical location of their data centers?

Robert Holster:	PCG has offices scattered around the country. I know that they used outsourced IT vendors. So it’s - I don’t believe it’s all under one roof.

Bob Anderson:	Okay. Okay, thanks a lot.

Robert Holster:	You’re welcome.

Operator:	Your next question comes from Craig Tieringer of Wells Capital Management.

Craig Tieringer:	Good afternoon and congratulations, Bob.

Robert Holster:	Thank you, Craig.

Craig Tieringer:

A number of my questions have been answered. You sighted at the outset that one of your goals was to expand the customer base and accelerate growth and you’ve sighted a 15% to 17% growth for second quarter and continuing through the year. Is it safe to say that this will - this acquisition will accelerate growth I presume and at what point will you be prepared to put a new growth rate estimate out there?

Robert Holster:

I don’t believe that you’d be able to anticipate that before the close of the transaction on August 31st and I would anticipate that shortly thereafter, we’d get more precise with our revenue guidance at least and perhaps with a look at ’07.

Craig Tieringer:	So the nearest time you would adjust those growth estimates would be sometime after the close at the end of August, is that what you’re saying?

Robert Holster:	I’m speaking of a combined estimate.

Craig Tieringer:	Yeah.

Robert Holster:

In the first week of August, we’ll have our second quarter conference call and we’ll give you an update of the business independent of the acquisition and based on how we do on the - in the second quarter, we’d adjust our guidance if it was appropriate.

Craig Tieringer:	Okay, I’m sorry. You said when you expect close, when do you expect close again?

Robert Holster:	We expect to close on 31 August but we’ll have a second quarter conference call in the first week of August.

Craig Tieringer:	I understand. Okay. Thank you.

Robert Holster:	You’re welcome.

Operator:	Your next question comes from Arnie Ursaner of CJS Securities.

Arnie Ursaner:

Hi. Backing up for Charlie who I know was on earlier, but just a couple of add-on questions if I can. You mentioned in your press release that it would be accretive to result in fiscal year 2007. Are you indicating or implying it would be accretive to EPS or accretive to EBITDA because, again, you are clearly indicating you don’t know the exact way you would be able to deal with the amortization item?

Robert Holster:	We’ve modeled amortization - a range of amortization possibilities and are comfortable that we’ll be accretive at EPS in 2007.

Arnie Ursaner:

Perfect. Second question I have is you indicated, and part of the nature of your business is sometimes the lumpiness of contracts, contracts that are coming off or up for renewal, I’m assuming you’ve done some diligence on the key contracts that the acquisition you have. Could you highlight any key contracts within their revenue mix that are coming up for review in the upcoming 12 or 18 months that are at risk?

Robert Holster:

Yeah, Arnie, I’m not going to comment on specific contracts. I think that, you know, from past calls, that in any given year, there are going to be approximately one-fifth of all of the contracts are going to be up in a competitive procurement and that will continue to be the case, you know, forever more. So there will be significant contracts up for bid.

Arnie Ursaner:	Do any of the contracts they have have a clause where if there’s a change of control or a change within BSPA, your contract has to go through a renewal process?

Robert Holster:	Most states have review processes that apply to contracts that are being assigned, yes. But it’s - their - we’re not blazing a new path in that regard.

Arnie Ursaner:

Okay. Again, going back to kind of two goals that are articulated within your press release, you mentioned that a certain revenue target would have to be met for the significant earn-out to be met. I guess the question I’m grappling with is when you have given this accretive guidance, are you building in the payment of that one-time expense into that?

Robert Holster:

We’ve modeled a range of possibilities and in giving the accretive guidance, all we’re suggesting is that the most likely outcomes result in incremental EPS. We’re not counting on a particular number or particular set of numbers, we’re looking at a range of possibilities.

Arnie Ursaner:

Okay. My final question is a more broader and more strategic one. You obviously mentioned you hope to have some teaming agreements with them. Can you perhaps walk some of the investors through how you would envision two companies combining from a strategic point of view, what you would each add to each other and perhaps discuss - I think in your guidance, you haven’t applied any potential synergies of operating costs. Again, without getting unduly specific, perhaps you could walk us through how this would fit into your business model and the types of leverage we might see in the operating model as a combined entity?

Robert Holster:

I’ll give you the - a pretty straightforward example. In a procurement from a state agency, it might combine coordination of benefits activities and recovery activities or revenue enhancement activities related to how a state does its cost accounting for federal claiming. And so in such a procurement, we might take on the coordination of benefits responsibility and PCG might take on the cost accounting responsibility. There are variations on that theme but that’s one example.

And with respect to synergies, we’re assuming that eventually that will be synergies but as I indicated in my remarks, our primary focus is on ensuring a continuative quality service to our clients. Our first priority is not achievement of synergies and the financial success of the transaction doesn’t depend on synergies.

Arnie Ursaner:

Okay. Again, I want to follow on a question. The two million shares that you’re going to be giving to or as part of the transaction BSPA will acquire, is there any form of a lock-up on those shares, can they register them, and under what conditions can they perhaps do a liquefying transaction for their shares?

Robert Holster:	There will be a shelf registration and the registration will limit disposal of the shares to a one - an orderly pace over a one-year period.

Arnie Ursaner:	And can you pay down your term loan? Is there any restriction against you paying down your term loan in any form? Is there a callback or any other mechanism to pay down your term loan if you choose?

Thomas Archbold:

Right now, yeah, we’ve indicated that we’ve entered into a commitment letter with JP Morgan so we haven’t negotiated final bank documents with them. So it will be a little premature for me to talk about what the final bank documents are going to look like but I think it would be - it most likely will be a provision that we’d be allowed to pay down the debt.

Arnie Ursaner:

So conceptually, if BSPA wanted to liquefy their shares, you wanted to pay down your debt, you might consider it at some point in the next year or so as this integration unfolds doing a four or five million share public offering to broaden your ownership, broaden research coverage, and perhaps...

Robert Holster:	Well...

Arnie Ursaner:	...come out debt free?

Robert Holster:	We’re not going to comment on that. And Arnie, I think we’ve answered about six questions in a row so I’d appreciate it if you’d let the next guy up.

Operator:	Your next question comes from Benny Soffer of BETA.

Benny Soffer:	Hi, guys. Can you hear me?

Robert Holster:	Yes, Benny. Hi.

Benny Soffer:

Hi. Congratulations on the announcement. A couple questions on - for you. Will the management or current managers of PCG be coming on board in any way or how will you increase your ranks given the increase in revenue?

William Lucia:

Hi, Benny. It’s Bill Lucia. Actually, the most senior managers within PCG will be coming over as HMS employees to the individuals who are currently leading the practice area at BSPA and they will be Senior Vice Presidents reporting directly to me in the Health Management Systems infrastructure and they’re bringing a very strong management team with them as well as a very - as Bob said, 200 professionals that are going to add a lot of value to - as we cross - do cross-fertilization across our customers and our products.

Benny Soffer:

All right. Great. And just a question on operating margins going forward and, you know, the operating leverage within your model obviously is showing itself this year with respect to operating income growing faster than revenues. To the extent that you can maybe let us know, will there be similar leverage with PCG maybe on a going-forward basis but also with respect to the revenue that you guys will be acquiring from PCG?

Robert Holster:

Well, you know, I think that all I can say now with respect to leverages that we’ve got - you know, one set of G&A costs and naturally, as our revenue base builds, we get more leverage out of that G&A and out of those public company costs which, as you know, are not insignificant.

Benny Soffer:	Yeah. Okay. That’s helpful. Again, congratulations, guys.

Robert Holster:	Thank you.

Operator:	Again, to ask a question, please press star, 1, on your telephone keypad.

Your next question comes from Arjun Dhawan of Trellis Management.

Arjun Dhawan:	Yes. Could you tell me what the combined company cap ex is going to look like for the next 12 months?

Robert Holster:	We’ve been spending on the order of $5 or $6 million per year on cap ex. We think that that number will increase somewhat but probably not quite proportionately to the increase in revenues.

Arjun Dhawan:	Okay, thanks.

Operator:	Your next question comes from Bob Anderson of CAT Partners.

Bob Anderson:

Hi, guys. Sorry for the long questions. But I’m wondering if you could just go through - it sounds like these two businesses that you’re putting together are almost carbon copies. Maybe just talk a little bit about, you said earlier in your prepared remarks that they’re growing and have the same margin structure kind of like you guys. Are they the same growth drivers -- the growth in the Medicaid program, getting the HMOs, and then adding scope of service within any particular state?

Robert Holster:	Well, the companies absolutely are not carbon copies.

Bob Anderson:	Okay.

Robert Holster:

We have a different delivery model and different specializations within the cost containment area. In addition, they have a quite radically different customer set; we don’t do business with CMS or the VA. We do substantially more business with Managed Care organizations. So while we feel the businesses are complementary, they’re in no way carbon copies.

Bob Anderson:	How about the drivers?

Robert Holster:

Well, the drivers of the business tend to be government spending on health care; you know, the increases in the Medicaid and Medicare program and related entitlement programs clearly drive the sector that we’re in.

Bob Anderson:	Okay, thank you.

Operator:	Your next question comes from J. Hingorani of Thompson Davis & Company.

J. Hingorani:	Yeah. Just wanted to check real quick with the additional two million shares, that will be 26 total, 26 million outstanding?

Robert Holster:	No. I believe that you’re a little high.

J. Hingorani:

Okay. And the other thing is, something you’ve talked about in the past and you continue to build out with the transition from mainframe, your systems, your platforms; what about compatibility there? Can you kind of talk about that a little bit?

William Lucia:

This is Bill Lucia, J. We’re actually - we will be performing a very extensive assessment of all the technologies that are utilized across both businesses. There - our goal is to deliver best of breed services to our customer base and have as much leverage as possible to develop new cost containment, products and services. And so we’ll look at the best technology across the two businesses. And that - we expect that will be an assessment and an integration process that will take us well through 2007.

J. Hingorani:

Okay. So I understand that right now, you’re focusing on continuity of service with, you know, BSPA’s existing customer base and so on and it doesn’t change what you’re already doing. But is it conceivable that through your two-month due diligence period, you know, through August 31st, you will make a determination what, if any, changes need to occur to increase the synergies, especially on a systems and a delivery level, if there are, you know, those to be achieved and you can make that assessment within the next two months?

William Lucia:	I don’t believe we’ll make that assessment in the next two months.

J. Hingorani:	Okay.

William Lucia:

I believe that it will take us longer to make that assessment. We want to be very careful about that through that process to make sure that we’re not disrupting customers on either side -- the HMS or BSPA clients. But it does give us an opportunity as a combined entity to look at what are the most effective product delivery and service delivery technologies that we can deploy.

J. Hingorani:	Okay.

William Lucia:	We’re very excited about that because we’ve had complementary services and we believe that we will be able to identify those points of leverage. But we want to take some time to do that.

J. Hingorani:

Okay. And is this - when you originally talked about acquisitions and so on, going back a couple of quarters at least, is this pretty much it for now or are there areas that you can also look at or look for or does - just the combination of these two kind of really open up, you know, enough avenues to diversify the business even more, close to your - what you currently do your core business?

Robert Holster:

Well, we certainly believe that the current transaction opens up many, many opportunities. At the same time, we believe that we need to continue to look for ways to increase the breadth and depth of our service offering and, you know, within the constraints of our ability to afford, we’ll keep looking.

J. Hingorani:	Okay, great. Thanks.

Operator:	Your next question comes from Charlie Strauzer of CJS Securities.

Charlie Strauzer:

Just one quick clarification. I know you said that you’re going to be taking on a new client in CMS. Does that mean that - I just want to clarify - does that mean that the team agreement - sorry, not the team agreement - the pilot program award that was awarded to PCG is now basically going to become an HMS - HMS will be a part of that pilot program now?

Robert Holster:	That is - that’s a contract that BSPA has or PCG has in its BSPA practice area that we’ll be seeking to have assigned to HMS, yes.

Charlie Strauzer:	Very good. Thank you very much and congratulations again.

Robert Holster:	Thank you.

Operator:	At this time, there are no further questions. I would like to turn the call back over to Bob Holster for closing remarks.

Robert Holster:

I’d like to thank all of you for signing in on the call. Once again, we’re very excited about the opportunity for both businesses that the transaction represents and look forward to speaking with you again at our second quarter conference call which will be scheduled for sometime during the first week of August. Thank you.

Operator:	This concludes today’s HMS Holdings conference call. You may now disconnect.

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